Exhibit 99.1

LTC Announces Redemption of 8.5% Series E Cumulative Convertible Preferred Stock and Forty Percent (40%) Redemption of 8.0% Series F Cumulative Preferred Stock

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--August 9, 2010--LTC Properties, Inc. (NYSE:LTC) announced today that it will call for a redemption on August 10, 2010 of 37,816 shares of its 8.5% Series E Cumulative Convertible Preferred Stock (NYSE: LTC PrE) (the “Series E Preferred Stock”) representing all of the outstanding shares of Series E Preferred Stock. The redemption date of the Series E Preferred Stock will be September 9, 2010 (the “Redemption Date”), and the redemption price will be $25.00 per share of Series E Preferred Stock, plus accrued and unpaid dividends, up to and including the Redemption Date for a total of $25.4191 per share (the “Redemption Price”).

The conversion price of the Series E Preferred Stock is $12.50. Each share of Series E Preferred Stock is currently convertible into two (2) shares of the Company’s common stock. The closing price of the Company’s common stock on the NYSE on August 6, 2010 was $24.97 per share. The right of holders of shares of Series E Preferred Stock to exercise their conversion right with respect to shares called for redemption shall terminate at the close of business on August 30, 2010, the tenth day prior to the redemption date.

In addition, LTC also announced today that it will call for a redemption on August 10, 2010 of 2,357,686 shares of its 8.0% Series F Cumulative Preferred Stock (NYSE: LTC PrF) (the “Series F Preferred Stock”) representing forty percent (40%) of the outstanding shares of Series F Preferred Stock. The redemption date of the Series F Preferred Stock will be September 9, 2010 (the “Redemption Date”), and the redemption price will be $25.00 per share of Series F Preferred Stock, plus accrued and unpaid dividends, up to the Redemption Date for a total of $25.3889 per share (the “Redemption Price”).

The Series F Preferred Stock called for redemption will be redeemed, as to registered shareholders, on a pro rata basis, as nearly as practicable. Shareholders who hold shares of Series E and Series F Preferred Stock through the Depository Trust Company will be redeemed in accordance with the Depository Trust Company’s procedures. On or before the Redemption Date, the funds necessary for the redemption of all the shares of Series E Preferred Stock and the 2,357,686 shares of Series F Preferred Stock will have been set aside by the Company in trust for the benefit of the holders thereof. Subject to applicable escheat laws, any moneys set aside by the Company and unclaimed at the end of two years from the Redemption Date will revert to the general funds of the Company, after which reversion the holders of the shares of the Series E and Series F Preferred Stock called for redemption may look only to the general funds of the Company for the payment of the Redemption Price.

After the Redemption Date, dividends on such Series E and Series F Preferred Stock will cease to accrue on such shares and such shares of Series E and Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders in respect of such Series E and Series F Preferred Stock being redeemed will terminate, except for the right to receive the Redemption Price, without interest thereon.

Shareholders of Series F Preferred Stock need take no action with respect to their shares of Series F Preferred Stock not being called for redemption.

The notice of redemption and related materials will be mailed to registered holders of the Series E and Series F Preferred Stock called for redemption on or about August 10, 2010. Shares of the Series E and Series F Preferred Stock called for redemption are to be surrendered to American Stock Transfer & Trust Company, LLC, as redemption agent, for payment of the Redemption Price, by mail, by hand or by overnight delivery at the addresses set forth in the letter of transmittal that will accompany the notice of redemption. Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to American Stock Transfer & Trust Company, LLC at 877-248-6417.

The Company is a self-administered real estate investment trust that primarily invests in senior housing and long-term care facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
(805) 981-8655